Exhibit 10.5

October 5, 2017

Mark A. Livingston

2105 City West Blvd., Suite 500

Houston, Texas 77042

Dear Mr. Livingston:

This letter amends the Employment Agreement dated as of August 31, 2015 between Omega Protein Corporation (the “Company”) and you (the “Employment Agreement”).

Specifically, as of the date hereof, the Employment Agreement is amended as follows:

1.     Section 3(d) of the Employment Agreement is amended to read in its entirety as follows:

“Involuntary Termination by Company. The Company will be entitled to terminate the Employee’s employment at any time for any reason. If (x) the Company terminates the Employee’s employment for any reason other than Due Cause, death or Disability or (y) the Employee terminates the Employee’s employment with the Company due to a Constructive Termination (as defined below), then (i) the Company will pay to the Employee (A) the Employee’s Base Salary accrued and unpaid to the date of termination and (B) subject to Section 3(f) of this Agreement, as severance, an amount equal to one (1) times the Employee’s then current Base Salary (or, if the Employee resigns pursuant to clause (x) of the definition of Constructive Termination, the Employee’s Base Salary in effect immediately prior to the material diminishment which is the basis of the Constructive Termination), to be paid in a cash lump sum payment within five (5) days after the date on which the Employee has timely executed and delivered to the Company the Release described in Section 3(f) and any revocation period in such Release has expired without the revocation of such Release by the Employee (but in any event no later than 2 ½ months after the end of the calendar year in which such termination occurs), and (ii) all the rights and benefits the Employee may have under any Company employee benefit plans or Equity Awards will be determined in accordance with the terms and conditions of those plans or Equity Awards.

As used herein, “Constructive Termination” means the Employee’s resignation from employment with the Company because (x) the Employee’s Base Salary or annual short-term cash target bonus percentage is materially diminished, (y) the Company requires the Employee to relocate to a geographic location more than fifty (50) miles from the Employee’s then current regular office, or (z) the Employee’s duties, responsibilities or authority is materially diminished; provided, however, that notwithstanding any assertion by the Employee, a Constructive Termination shall not be deemed to have occurred unless each of the following conditions are satisfied: (1) the condition(s) described in clause (x), (y) or (z) of this sentence giving rise to the Employee’s termination of employment must have arisen without the Employee’s consent; (2) the Employee must provide written notice to the Company of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (3) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Company’s receipt of such written notice; and (4) the date of the Employee’s termination of employment must occur within sixty (60) days following the Company’s receipt of such written notice.”

2.     The first sentence of Section 3(e) of the Employment Agreement is amended to read in its entirety as follows:

“Notwithstanding any other provision contained herein, and in lieu of any payment under Section 3(d), if (x) the Company or its successor terminates the Employee’s employment for any reason other than Due Cause, death or Disability or (y) the Employee terminates the Employee’s employment with the Company due to a Constructive Termination, in each case, within twelve (12) months following a Change of Control (as defined below), then (i) the Company will pay to the Employee (A) the Employee’s Base Salary accrued and unpaid to the date of termination and (B) subject to Section 3(f) of this Agreement, as severance, an amount equal to one and a half (1.5) times the Employee’s then current Base Salary (or, if the Employee resigns pursuant to clause (x) of the definition of Constructive Termination, the Employee’s Base Salary in effect immediately prior to the material diminishment which is the basis of such Constructive Termination), to be paid in a cash lump sum payment within five (5) days after the date on which Employee has executed the Release described in Section 3(f) and any revocation period in such Release has expired without the revocation of such Release by the Employee (but in any event no later than 2 ½ months after the end of the calendar year in which such termination occurs), and (ii) all the rights and benefits the Employee may have under any Company employee benefit plans or Equity Awards will be determined in accordance with the terms and conditions of those plans or Equity Awards.”

3.     The first sentence of Section 3(f) of the Employment Agreement is amended to read in its entirety as follows:

“The Company’s obligation to make any payments under Section 3(d) or Section 3(e) of this Agreement is conditioned on the Employee’s execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of the Company’s then-standard form Release of Claims Agreement (“Release”) in favor of the Company and its subsidiaries and affiliates and the employees, officers, directors and agents of the foregoing (collectively, the “Released Parties”) with respect to claims arising out of the Employee’s employment with the Company or its affiliates or the termination thereof; provided, however, that the Release shall not release the Released Parties from (i) any obligations due to the Employee under this Agreement, (ii) any vested rights the Employee has under the Company’s or its affiliates’ employee benefit plans, programs, policies or arrangements, (iii) any then-existing or future rights to indemnification or reimbursement the Employee has pursuant to any indemnification agreement to which he is a party or with respect to which he is a third party beneficiary, under the Company’s bylaws or articles of incorporation, or under applicable law, or (iv) any rights arising under any directors’ and officers’ or other insurance policy to which the Employee is a party or of which he is a beneficiary.”

4.     The following shall be added to the end of Section 3(f) of the Employment Agreement:

“As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Employee (which shall occur no later than seven (7) days after the date the Employee’s employment terminates) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.”

Except as expressly modified by this letter, the terms of the Employment Agreement, including the definition of Change of Control provided for in Section 3(e) of the Employment Agreement, shall remain in full force and effect, and are hereby confirmed and ratified. In addition, we agree that the Company’s Employee Handbook Policy 108 (including the provisions regarding permitted disclosures therein) remains in full force and effect and applies with respect to all Confidential Information (as defined in the Employment Agreement). Further, all references in the Employment Agreement to “dollars” or “$” refer to United States dollars.

[Signature Page Follows]

Please sign below to acknowledge your agreement to the above.

Sincerely,

Omega Protein Corporation

	By:	/s/ Bret D. Scholtes
	Name:	Bret D. Scholtes
	Title:	President and Chief Executive Officer
ACKNOWLEDGED AND AGREED:

/s/ Mark A. Livingston
Mark A. Livingston

October 5, 2017
Date